UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On August 29, 2008, The PMI Group, Inc. (the “Company”), entered into a Share Sale Deed (the “Sale Deed”) with QBE Insurance Group Limited (“QBE Parent”) and its subsidiary, QBE Holdings (AAP) Pty Limited (“QBE”), pursuant to which the Company agreed to sell its Hong Kong subsidiary, PMI Mortgage Insurance Asia Limited (“PMI Asia”), to QBE. On December 2, 2008, the parties reached agreement in principle to enter into an Amendment Deed to amend the Sale Deed, the terms of which are subject to the negotiation and execution of documentation satisfactory to the parties (the “Amendment”). PMI Asia currently conducts the Company’s mortgage reinsurance operations in Hong Kong.

As described more fully in the Company’s Report on Form 8-K, dated August 29, 2008, the Sale Deed, dated August 29, 2008, provides for the payment to the Company of an aggregate purchase price of approximately $55.7 million, which is approximately 100% of PMI Asia’s net tangible asset value under U.S. GAAP as of June 30, 2008. Under the Sale Deed, the purchase price is payable in 80% cash at closing (the “Closing Date”) and 20% in the form of a promissory note issued by QBE to the Company. In addition, under the terms of the Sale Deed, each of the cash purchase price and the initial amount of the note is to be increased by an amount equal to 3.7875% per annum of its respective amount for the period from July 1, 2008 until the Closing Date. The Amendment will amend the purchase price to provide that the purchase price will be paid entirely in cash on the Closing Date in an amount equal to approximately $51.535 million, subject to certain adjustments called for in the Sale Deed. The amended purchase price is 92.5% of PMI Asia’s net tangible asset value under U.S. GAAP as of June 30, 2008. In addition, under the terms of the Amendment, the purchase price will increase at the rate of 3.7875% per annum commencing on December 1, 2008, rather than on July 1, 2008, as previously provided, and ending on the Closing Date.

The obligations of QBE and the Company under the Sale Deed are subject to certain closing conditions, including, among others, the consent of PMI Asia’s primary customer with respect to certain arrangements proposed or put into place by QBE to replace a credit enhancement guarantee by the Company’s European subsidiary in favor of PMI Asia’s primary customer. The Amendment will amend the Sale Deed to allow either the Company or QBE to waive this closing condition.

Item 7.01.	Regulation FD Disclosure

On December 4, 2008, the Company will make a presentation to investors, which is furnished herewith as Exhibit 99.1. A live webcast of the presentation will be available at PMI’s website at www.pmigroup.com under the investor relations page from 9:00 a.m. to 12:00 p.m. EST. A replay of the webcast will be available at PMI’s website approximately two hours after the initial webcast.

Cautionary Statement

Statements in the investor presentation that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include PMI’s expectations relating to the credit quality of our new business writings, potential positive trends within portions of our U.S. mortgage insurance portfolio, our claims paid guidance, our homeownership preservation initiatives and our captive reinsurance arrangements. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others, national or regional recessions and further deterioration in the housing, mortgage and related credit markets. In particular, further declines in housing values and/or housing demand, deterioration of borrower credit, higher unemployment rates, changes in interest rates, higher levels of consumer credit, higher mortgage default and claim rates, lower cure rates, higher claim sizes, the aging of our mortgage insurance portfolios and adverse changes in liquidity in the capital markets could negatively affect our US Mortgage Insurance Operations and our consolidated results in the future. There can be no assurance that the sale of PMI Asia will be completed on the terms that have been announced or at all. In addition, there can be no assurance that the note issued to PMI in connection with the sale of PMI Australia will not be reduced prior to its repayment. Readers should not infer that the lowering of our paid claims guidance for 2008 represents a particular trend for paid claims in 2008 or 2009. Paid claims is only one component of U.S. Mortgage Insurance Operations’ total losses. Other components include loss reserve increases and loss adjustment expenses, and such components have significantly increased in 2008 and could continue to increase in the future, thereby causing U.S. Mortgage Insurance Operations’ total losses to continue to increase. Unless we raise new capital and/or reduce PMI’s new insurance written or risk-in-force, PMI’s policyholders position will likely decline and its risk-to-capital ratio could increase beyond the levels necessary to meet certain regulatory capital adequacy requirements and/or credit facility financial covenants. There can be no assurance that we will be able to raise capital or procure capital relief in the future, either on acceptable terms and in a timely manner, or at all. Other risks and uncertainties are discussed in our SEC filings, including our Annual Report Form 10-K for the year ended December 31, 2007 (Part I, Item 1A) and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (Part II, Item 1A). We undertake no obligation to update forward-looking statements.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following material is furnished as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	The PMI Group, Inc. Investor Presentation dated December 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

December 4, 2008	By:	/s/ Andrew D. Cameron
Andrew D. Cameron
Group Senior Vice President and General Counsel